Exhibit 10(l)



                          FIRST AMENDMENT TO
                 STOCK PURCHASE ASSISTANCE AGREEMENT

THIS AMENDMENT ("Amendment") is dated as of January 31, 2000 and is by and between OTR Express, Inc. (the "Company") and Steven W. Ruben, Vice President-Finance and Chief Financial Officer of the Company ("Ruben"). This Amendment relates to and amends that certain Stock Purchase Assistance Agreement dated February 27, 1998 by and between the Company and Ruben (the "Agreement").

   Section 7(c) of the Agreement is hereby amended to read as follows:

             If either (i) Ruben's employment is terminated by the Company without Cause or (ii) there is a Change of Control of the Company, then the Company (or such successor) shall pay, directly to the Bank, the balance of principal amount outstanding (if any) at such event on Ruben's Loan for the benefit of Ruben (which amount may be taxable to Ruben as compensation) provided that contemporaneously with such payment (x) the Bank shall execute and deliver to the Company (and/or such successor) a termination of the Guaranty and a release of the Company (or such successor) from any and all obligations thereunder and (y) Ruben executes and delivers to the Company (and/or such successor) a comprehensive release of claims, including any employment related claims, that are or may be alleged by Ruben, his representatives and heirs against the Company (and/or such successor).

The remainder of the Agreement, and the Agreement as amended, shall continue in full force and effect.

IN WITNESS WHEREOF, each of the parties have executed this Agreement intending to be bound thereby.


                                         /s/ Steven W. Ruben
                                         Steven W.  Ruben


                                         OTR Express, Inc.


                                         By:   /s/ William P. Ward
                                         Name:  William P. Ward